UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Compañía Cervecerías Unidas S.A. (United Breweries Company, Inc.)
(Name of Issuer)

Common stock without nominal (par) value
Title of Class of Securities

204429104
(CUSIP Number)

Rosita Covarrubias Gatica
Enrique Foster Sur 20, 14th Floor
Santiago, Chile
(56 22 750 7210)
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 1, 2021
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Inversiones y Rentas S.A.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
221,701,716

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER
221,701,716

	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Inversiones IRSA Limitada

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
25,279,991

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER
25,279,991

	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Quiñenco S.A.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Heineken N.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
The Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Luksburg Foundation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Liechtenstein

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Lanzville Investments Establishment

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Liechtenstein

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Dolberg Finance Corporation Establishment

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Liechtenstein

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Andsberg Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Jersey, Channel Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Andsberg Inversiones Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Jersey, Channel Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Andsberg Inversiones SpA.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Ruana Copper Corporation Establishment

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Liechtenstein

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Emian Foundation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Liechtenstein

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Nicolás Luksic Puga

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Inmobiliaria e Inversiones Río Claro S.A.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Andrónico Luksic Craig

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Inversiones Consolidadas Ltda.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Inversiones Salta S.p.A.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Andrónico Luksic Lederer

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Davor Luksic Lederer

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Maximiliano Luksic Lederer

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Dax Luksic Lederer

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Inversiones Río Claro Ltda.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Inversiones Orengo S.A.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Inversiones Alaska Ltda.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Antonia Luksic Puga

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Isidora Luksic Prieto

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Mara Luksic Prieto

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Elisa Luksic Prieto

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 204429104
1	NAMES OF REPORTING PERSONS
Fernanda Luksic Lederer

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☒
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
BK

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

	8	SHARED VOTING POWER
221,701,716

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
221,701,716

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
221,701,716

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
60.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

The statement on Schedule 13D filed on September 30, 2005, as amended and supplemented on April 3, 2006 and as further amended and supplemented on December 1, 2014 (the “Schedule 13D”), relating to the common stock without nominal (par) value (the “Common Stock”), of Compañía Cervecerías Unidas S.A. (“CCU”), a company organized under the laws of Chile, is hereby amended as set forth below by this Amendment No. 3 to the Schedule 13D. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Schedule 13D.  The Schedule 13D (including prior amendments thereto) was previously filed under CIK#0001170905.  This Amendment No. 3 to the Schedule 13D is being filed under CCU’s CIK#0000888746.

Item 2.	Identity and Background.

Item 2 of Schedule 13D is hereby amended to (i) remove the following persons from the list of filing persons:

-	Geotech Establishment;

-	Patricia Lederer Tcherniak; and

-	Guillermo Luksic Craig, and

(ii) to add the following person:

(a) – (c), (f) This statement is being filed by the following person:

The Emian Foundation, a foundation organized under the laws of Liechtenstein, is a foundation whose main purpose is to hold shares of Quiñenco and various other companies. The Emian Foundation’s principal business address is at Landstrasse 39, 9490 Vaduz, Liechtenstein. The Emian Foundation is a member of the Quiñenco Group.

(d)          None of the Reporting Persons, or to the best knowledge of each of the Reporting Persons, any of the persons listed in Schedule A hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years.

(e)          During the last five years, none of the Reporting Persons, or to the best knowledge of each Reporting Person, any of the persons listed in Schedule A hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation of such law.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Schedule 13D is hereby supplemented as follows:

Inversiones y Rentas S.A. (“IRSA”) intends to fund the purchases, if any, disclosed in Item 4 hereof, and any related costs and expenses, with borrowings under a long term facility entered into with Scotiabank Chile in February 2021 for up to 5,200,000 Unidades de Fomento (the “Credit Facility”).  The Credit Facility bears interest at a rate of 0.85%, payable annually, and principal payments due annually starting in May 2024 with the final remaining balance due in May 2028.

Item 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended and restated in its entirety as follows:

IRSA is currently considering, subject to market and other conditions, opportunistic acquisitions of shares of CCU via open market purchases, privately negotiated transactions, tender offers or otherwise, in order to increase its ownership interest in CCU by up to an additional 6% of the outstanding Common Stock from its current approximately 60% ownership interest, which was its historical level of approximately 66% prevailing prior to CCU’s capital increase in 2013.

Except as otherwise disclosed herein, the Reporting Persons do not currently have any plans or proposals that relate to, or would result in, any actions or events specified in clauses (a) through (j) of Item 4 of Schedule 13D.  However, the Reporting Persons regularly monitor and evaluate their respective business strategies and investments, including their direct or indirect ownership of equity investments or participation in strategic joint ventures, such as their investment in CCU (including through their ownership of IRSA). Based upon such review, as well as general economic, market and industry conditions and prospects existing at the time, the Reporting Persons may consider from time to time alternative courses of action with respect to their interests in IRSA or CCU, including actions that may differ from those disclosed in the preceding paragraph. Subject to the applicable terms and restrictions under the Shareholder Agreement, previously filed as an exhibit hereto, these actions may include, without limitation, one or more Reporting Persons, together or separately: (i) acquiring additional Common Stock and/or other equity, debt, notes, other securities or derivative or other instruments that are based upon or relate to the value of Common Stock (collectively, “Securities”) in the open market or otherwise, including in connection with business development or M&A transactions or financing commitments in relation thereto, whether through IRSA or otherwise; (ii) disposing of any or all of their Securities in the open market, among Reporting Persons, or otherwise; (iii) engaging in any hedging or similar transactions with respect to the Securities; (iv) restructuring arrangements between or among Reporting Persons, including the arrangements regarding IRSA; or (v) proposing or considering one or more of the actions described in clauses (a) through (j) of Item 4 of Schedule 13D. In determining whether to carry out any of the above-mentioned actions, including the actions described in the preceding paragraph, the Reporting Persons may consider factors such as CCU’s financial position and strategic direction, actions taken by CCU’s board of directors, price levels of the Common Stock, conditions in the securities market and general economic and industry conditions. Each of the Reporting Persons may, at any time, together or separately, review or reconsider its respective position with respect to CCU or IRSA and reserves the right to develop such plans or proposals, including discussing, proposing or taking one or more of the actions described in clauses (a) through (j) of Item 4 of Schedule 13D and may discuss such actions with CCU and CCU’s management and CCU’s board of directors, other stockholders of CCU (including IRSA) and/or other interested parties.  The Reporting Persons may change their intentions with regard to all matters referred to in Item 4 of Schedule 13D.

The foregoing statements are for informational purposes only and are not an offer to buy or the solicitation of an offer to sell any securities of CCU.

Item 5.	Interests in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a)-(b)  See pages 1-29 of this Amendment No. 3 to the Schedule 13D for the aggregate number and percentage of Common Shares beneficially owned by each Reporting Person, the number of Common Shares as to which there is sole or shared power to vote, or to direct the vote, and sole or shared power to dispose or to direct the disposition.

(c)  Not applicable.

(d)  Not applicable.

(e)  Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby supplemented as follows:

Item 3 of this statement on Schedule 13D is incorporated herein by reference.

Pursuant to the Credit Facility, IRSA agreed to, among other things, maintain control over at least 50.1% of CCU shares.

A copy of the English language translation of the Credit Facility is being filed as an exhibit hereto.

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and restated in its entirety as follows:

The following are filed with this statement:

Exhibit No.	Description

1
Joint Filing Agreements, together with Powers of Attorney from each of Luksburg Foundation, Dolberg Finance Corporation Establishment, Lanzville Investments Establishment, Ruana Copper Corporation Establishment, Andsberg Ltd., Andsberg Inv. Ltd., Andsberg Inversiones SpA., Nicolas Luksic Puga, Andronico Luksic Craig, Inmobiliaria e Inversiones Rio Claro S.A., Inversiones Salta S.p.A., Inversiones Consolidadas Limitada, Andrónico Luksic Lederer, Davor Luksic Lederer, Maximiliano Luksic Lederer, Dax Luksic Lederer and LQ Inversiones Financieras S.A.*

2	Amended Shareholder's Agreement dated January 13, 2003 between Quiñenco and Heineken Chile.*
6
Joint Filing Agreements for each of Inversiones y Rentas S.A., Inversiones IRSA Limitada, Inmobiliaria e Inversiones Río Claro S.A., Inversiones Río Claro Ltda., Inversiones Orengo S.A., Inversiones Alaska Ltda., Nicolás Luksic Puga, Antonia Luksic Puga, Isidora Luksic Prieto, Mara Luksic Prieto, Elisa Luksic Prieto and Fernanda Luksic Lederer; and
Powers of Attorney for each of Inversiones y Rentas S.A., Inversiones IRSA Limitada, Inmobiliaria e Inversiones Río Claro S.A., Inversiones Río Claro Ltda., Inversiones Orengo S.A., Inversiones Alaska Ltda., and Fernanda Luksic Lederer.*

7	Loan Agreement, dated July 25, 2013, between Inversiones y Rentas S.A. and Banco del Estado de Chile.*
8	Credit Line Agreement, dated August 6, 2013, between Inversiones y Rentas S.A. and Banco de Crédito e Inversiones.*
9
Joint Filing Agreements for each of Quiñenco S.A., Heineken N.V., and the Emian Foundation; and
Powers of Attorney for Heineken N.V., the Emian Foundation, Nicolás Luksic Puga, Antonia Luksic Puga, Isidora Luksic Prieto, Mara Luksic Prieto, Elisa Luksic Prieto, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Ruana Copper Corporation Establishment, Andsberg Limited, and Andsberg Inversiones Limited.

10	Credit Facility Agreement, dated February 5, 2021, between Inversiones y Rentas S.A. and Scotiabank Chile.

* Exhibit previously filed

Schedules A-1 through A-18 of Schedule 13 are hereby amended in their entirety as follows:

Schedule A-1

Directors and General Manager of Inversiones y Rentas S.A.

Directors:

1.	Name:	Carlos Molina Solis
	Principal Occupation:	Chairman of the Board of Directors of Inversiones y Rentas S.A. and Vice Chairman of the Board of CCU
	Business Address:	396 Alhambra Circle PH1, Coral Gables, Florida, U.S.A
	Citizenship:	U.S.

2.	Name:	Rory Cullinan
	Principal Occupation:	Director of various companies, CCU Board Member
	Business Address:	Flat 3, 89 Onslow Square. London, United Kindom
	Citizenship:	Irish

3.	Name:	Francisco Pérez Mackenna
	Principal Occupation:	Chief Executive Officer of Quiñenco. CCU Board Member.
	Business Address:	Enrique Foster Sur 20, 16th Floor Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Rodrigo Hinzpeter Kirberg
	Principal Occupation:	Quiñenco S.A. Chief Legal Counsel and CCU Board Member
	Business Address:	Enrique Foster Sur 20, 16th Floor Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Pablo José Granifo Lavín
	Principal Occupation:	Chairman of the Board of Directors of Banco de Chile and CCU Board Member
	Business Address:	Ahumada 251 Santiago, Chile
	Citizenship:	Chilean

6.	Name:	Marc Gross
	Principal Occupation:	CCU Board Member
	Business Address:	Smeetsweg 1, 2382PH Zoeterwoude.Holanda
	Citizenship:	French

A-1-1

General Manager:

1.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Partner, Law Offices Carvallo, Bizzarri & García Abogados
	Business Address:	Av. Nueva Costanera 4229, of 206 Santiago, Chile
	Citizenship:	Chilean

A-1-2

Schedule A-2

Authorized Signatories of Inversiones IRSA Limitada.

1.	Name:	Carlos Molina Solis
	Principal Occupation:	Chairman of the Board of Directors of Inversiones y Rentas S.A. and Vice Chairman of the Board of CCU
	Business Address:	396 Alhambra Circle PH1, Coral Gables, Florida, U.S.A
	Citizenship:	U.S.

2.	Name:	Rory Cullinan
	Principal Occupation:	Director of various companies. CCU Board Member.
	Business Address:	Flat 3, 89 Onslow Square. London, United Kindom
	Citizenship:	Irish

3.	Name:	Francisco Pérez Mackenna
	Principal Occupation:	Chief Executive Officer of Quiñenco. CCU Board Member.
	Business Address:	Enrique Foster Sur 20, 16th Floor Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Rodrigo Hinzpeter Kirberg
	Principal Occupation:	Quiñenco S.A. Legal Counsel. CCU Board Member
	Business Address:	Enrique Foster Sur 20, 16th Floor Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Pablo José Granifo Lavín
	Principal Occupation:	Chairman of the Board of Directors of Banco de Chile
	Business Address:	Ahumada 251 Santiago, Chile
	Citizenship:	Chilean

6.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Partner, Law Offices Carvallo, Bizzarri & García Abogados
	Business Address:	Av. Nueva Costanera 4229, of. 206 Santiago, Chile
	Citizenship:	Chilean

7.	Name:	Rosita Covarrubias Gatica
	Principal Occupation:	Finance Manager Inversiones y Rentas S.A.
	Business Address:	Enrique Foster Sur 20, 14th Floor Santiago, Chile
	Citizenship:	Chilean

A-2-1

Schedule A-3
Directors and Executive Officers of Quiñenco S.A.

Directors:

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor, Las Condes Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Jean-Paul Luksic Fontbona
	Principal Occupation:	Non-Executive Chairman of Antofagasta plc, Vice Chairman of the Board of Directors of Quiñenco, Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor, Las Condes, Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Nicolás Luksic Puga
	Principal Occupation:	Chief Executive Officer of Ionix S.A., Director of Quiñenco, Director of various companies
	Business Address:	Enrique Foster Sur 20, 21st Floor, Las Condes Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Andrónico Luksic Lederer
	Principal Occupation:	Vice Chairman of Inversiones Consolidadas Limitada; Corporate Manager, International Development, Antofagasta Minerals S.A.; Director of Quiñenco
	Business Address:	Apoquindo 4001, 21st Floor, Las Condes Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Carolina Garcia de la Huerta Aguirre
	Principal Occupation:	Director
	Business Address:	Espoz 2682, Vitacura Santiago, Chile
	Citizenship:	Chilean

6.	Name:	Hernán Büchi Buc
	Principal Occupation:	Director of various companies
	Business Address:	Alcántara 498, Las Condes Santiago, Chile
	Citizenship:	Chilean

A-3-1

7.	Name:	Pablo Granifo Lavín
	Principal Occupation:	Chairman of Banco de Chile
	Business Address:	Ahumada 251 Santiago, Chile
	Citizenship:	Chilean

8.	Name:	Matko Koljatic Maroevic
	Principal Occupation:	Business Administrator
	Business Address:	Camino Otoñal 2555, Las Condes Santiago, Chile
	Citizenship:	Chilean

Executive Officers:

1.	Name:	Francisco Pérez Mackenna
	Title:	Chief Executive Officer
	Citizenship:	Chilean

2.	Name:	Luis Fernando Antúnez Bories
	Title:	Chief Financial Officer
	Citizenship:	Chilean

3.	Name:	Diego Bacigalupo
	Title:	Managing Director, Business Development
	Citizenship:	Chilean

4.	Name:	Rodrigo Hinzpeter Kirberg
	Title:	Chief Legal Counsel
	Citizenship:	Chilean

5.	Name:	Pedro Marín Loyola
	Title:	Managing Director, Performance Appraisal and Internal Auditing
	Citizenship:	Chilean

6.	Name:	Mauricio Lob de La Carrera
	Title:	Managing Director, Corporate Affairs and Communications
	Citizenship:	Chilean

7.	Name:	Alvaro Sapag Rajevic
	Title:	Managing Director, Sustainability
	Citizenship:	Chilean

A-3-2

8.	Name:	Andrea Tokman Ramos
	Title:	Chief Economist
	Citizenship:	Chilean, U.S.

9.	Name:	Davor Domitrovic Grubisic
	Title:	Head of Legal and Prevention Manager
	Citizenship:	Chilean

10.	Name:	Pilar Rodríguez Alday
	Title:	Investor Relations Manager
	Citizenship:	Chilean, U.S.

11.	Name:	Óscar Henríquez Vignes
	Title:	General Accountant
	Citizenship:	Chilean

A-3-3

Schedule A-4

Directors of Heineken N.V.

Members of the Executive Board:

1.	Name:	Rudolf Gijsbert Servaas van den Brink
	Principal Occupation:	Chairman of the Executive Board of Heineken N.V. CEO
	Business Address:	Tweede Weteringplantsoen 21, 1017 ZD Amsterdam, Netherlands
	Citizenship:	Dutch

2.	Name:	Laurence Marie Debroux
	Principal Occupation:	Member of the Executive Board of Heineken N.V. CFO
	Business Address:	Tweede Weteringplantsoen 21, 1017 ZD Amsterdam, Netherlands
	Citizenship:	French

A-4-1

Schedule A-5

Members of the Foundation Council of the Luksburg Foundation

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Jean-Paul Luksic Fontbona
	Principal Occupation:	Non-Executive Chairman of Antofagasta plc, Vice Chairman of the Board of Directors of Quiñenco, Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Nicolás Luksic Puga
	Principal Occupation:	Chief Executive Officer of Ionix S.A., Director of Quiñenco, Director of various companies
	Business Address:	Enrique Foster Sur 20, 21st Floor Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Dr. Johannes Michael Burger
	Principal Occupation:	Lawyer, Marxer & Partner Attorneys at Law
	Business Address:	Heiligkreuz 6 9490 Vaduz, Liechtenstein
	Citizenship:	Austrian

A-5-1

Schedule A-6

Directors of Lanzville Investments Establishment

1.	Name:	Davor Luksic Lederer
	Principal Occupation:	Director of various companies
	Business Address:	Ilica 1a – 14th Floor, 10000 Zagreb, Croatia
	Citizenship:	Chilean

2.	Name:	PERCURO Trust Establishment
	Principal Occupation:	licensed trust company in Liechtenstein
	Business Address:	Heiligkreuz 6 9490 Vaduz, Liechtenstein

A-6-1

Schedule A-7

Directors of Dolberg Finance Corporation Establishment

1.	Name:	Davor Luksic Lederer
	Principal Occupation:	Director of various companies
	Business Address:	Ilica 1a – 14th Floor, 10000 Zagreb, Croatia
	Citizenship:	Chilean

2.	Name:	PERCURO Trust Establishment
	Principal Occupation:	licensed trust company in Liechtenstein
	Business Address:	Heiligkreuz 6 9490 Vaduz, Liechtenstein

A-7-1

Schedule A-8

Directors of Andsberg Limited

1.	Name:	Davor Luksic Lederer
	Principal Occupation:	Director of various companies
	Business Address:	Ilica 1a – 14th Floor, 10000 Zagreb, Croatia
	Citizenship:	Chilean

2.	Name:	Dr. Johannes Michael Burger
	Principal Occupation:	Lawyer, Marxer & Partner Attorneys at Law
	Business Address:	Heiligkreuz 6 9490 Vaduz, Liechtenstein
	Citizenship:	Austrian

A-8-1

Schedule A-9

Directors of Andsberg Inversiones Limited

1.	Name:	Davor Luksic Lederer
	Principal Occupation:	Director of various companies
	Business Address:	Ilica 1a – 14th Floor, 10000 Zagreb, Croatia
	Citizenship:	Chilean

2.	Name:	Dr. Johannes Michael Burger
	Principal Occupation:	Lawyer, Marxer & Partner Attorneys at Law
	Business Address:	Heiligkreuz 6 9490 Vaduz, Liechtenstein
	Citizenship:	Austrian

A-9-1

Schedule A-10

Authorized Signatories of Andsberg Inversiones SpA.

1.	Name:	Andrónico Luksic Lederer
	Principal Occupation:	Vice Chairman of Inversiones Consolidadas Limitada; Corporate Manager, International Development, Antofagasta Minerals S.A.; Director of Quiñenco
	Business Address:	Apoquindo 4001, 21st Floor Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Maximiliano Luksic Lederer
	Principal Occupation:	CEO 13 Television channel
	Business Address:	Ines Matte Urrejola 0848 Santiago, Chile
	Citizenship:	Chilean

3.	Name:	María Paola Luksic Fontbona
	Principal Occupation:	Entrepreneur
	Business Address:	Apoquindo 4001, 14th Floor Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Lukas Yaksic Rojas
	Principal Occupation:	Business Administrator for the Quiñenco Group
	Business Address:	Apoquindo 4001, 14th Floor Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Ignacia Paola Lería Luksic
	Principal Occupation:	Lawyer
	Business Address:	Hendaya 60, 2nd Floor Santiago, Chile
	Citizenship:	Chilean

A-10-1

Schedule A-11

Directors of Ruana Copper Corporation Establishment

1.	Name:	Davor Luksic Lederer
	Principal Occupation:	Director of various companies
	Business Address:	Ilica 1a – 14th Floor, 10000 Zagreb, Croatia
	Citizenship:	Chilean

2.	Name:	PERCURO Trust Establishment
	Principal Occupation:	licensed trust company in Liechtenstein
	Business Address:	Heiligkreuz 6
9490 Vaduz, Liechtenstein

A-11-1

Schedule A-12

Directors and General Manager of Inmobiliaria e Inversiones Rio Claro S.A.

Directors:

1.	Name:	Nicolás Luksic Puga
	Principal Occupation:	Chief Executive Officer of Ionix S.A., Director of Quiñenco, Director of various companies
	Business Address:	Enrique Foster Sur 20, 21st Floor Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Antonia Luksic Puga
	Principal Occupation:	Industrial Designer and Entrepreneur
	Business Address:	Enrique Foster Sur 20, 21st Floor Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Mara Luksic Prieto
	Principal Occupation:	Student
	Business Address:	Enrique Foster Sur 20, 21th Floor Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Enrique Cibié Bluth
	Principal Occupation:	Director of various companies
	Business Address:	Apoquindo 3650, 10th Floor Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Lawyer, Partner of Carvallo, Bizzarri & García
	Business Address:	Avenida Nueva Costanera 4229, of. 206 Santiago, Chile
	Citizenship:	Chilean

6.	Name:	Sebastian Obach Gonzalez
	Principal Occupation:	Lawyer, Senior Counsel Cariola - Diez Perez Cotapos
	Business Address:	Andrés Bello 2711 19° floor Santiago, Chile
	Citizenship:	Chilean

7.	Name:	Eugenio Claro Grez
	Principal Occupation:	Board Member MCC
	Business Address:	El Bosque Norte 0177 13° floor Santiago, Chile
	Citizenship:	Chilean

A-12-1

Management:

1.	Name:	Gloria Vergara Figueroa
	Principal Occupation:	Chief Executive Officer
	Business Address:	Enrique Foster Sur 20, 21st Floor Santiago, Chile
	Citizenship:	Chilean

A-12-2

Schedule A-13

Directors and General Manager of Inversiones Consolidadas Limitada

Directors:

1.	Name:	Rodrigo Terré Fontbona
	Principal Occupation:	Chairman of Inversiones Consolidadas Limitada, Director of various companies
	Business Address:	Enrique Foster Sur 20, 18th Floor Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Andrónico Luksic Lederer
	Principal Occupation:	Vice Chairman of Inversiones Consolidadas Limitada; Corporate Manager, International Development, Antofagasta Minerals S.A.; Director of Quiñenco
	Business Address:	Apoquindo 4001, 21st Floor Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Maximiliano Luksic Lederer
	Principal Occupation:	CEO 13 Television channel
	Business Address:	Ines Matte Urrejola 0848 Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Lawyer, Partner of Carvallo, Bizzarri & García
	Business Address:	Av. Nueva Costanera 4229, of. 206 Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Ignacio Barría Saint- Jean
	Principal Occupation:	CEO Arizona Investments
	Business Address:	Enrique Foster Sur 20, 18th Floor Santiago, Chile
	Citizenship:	Chilean

General Manager:

1.	Name:	Rodrigo Swett Brown
	Principal Occupation:	General Manager of Inversiones Consolidadas Limitada
	Business Address:	Enrique Foster Sur 20, 18th Floor Santiago, Chile
	Citizenship:	Chilean

A-13-1

Schedule A-14

Directors and General Manager of Inversiones Salta S.pA .

Directors:

1.	Name:	Maximiliano Luksic Lederer
	Principal Occupation:	CEO 13 Television channel
	Business Address:	Ines Matte Urrejola 0848
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Andrónico Luksic Lederer
	Principal Occupation:	Vice Chairman of Inversiones Consolidadas Limitada; Corporate Manager, International Development, Antofagasta Minerals S.A.; Director of Quiñenco
	Business Address:	Apoquindo 4001, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	José Miguel Infante Lira
	Principal Occupation:	Lawyer, Partner of Infante, Valenzuela, Molina & Cía
	Business Address:	Av. Apoquindo 3885, 6th Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Gonzalo Valenzuela Silva
	Principal Occupation:	Lawyer, Partner of Infante, Valenzuela, Molina & Cía
	Business Address:	Av. Apoquindo 3885, 6th Floor
Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Lawyer, Partner of Carvallo, Bizzarri & García
	Business Address:	Av. Nueva Costanera 4229, of. 206
Santiago, Chile
	Citizenship:	Chilean

General Manager:

1.	Name:	Rodrigo Terré Fontbona
	Principal Occupation:	Chairman of Inversiones Consolidadas Limitada, Director of various companies
	Business Address:	Enrique Foster Sur 20, 18th Floor
Santiago, Chile
	Citizenship:	Chilean

A-14-1

Schedule A-15

Authorized Signatories of Inversiones Río Claro Ltda.

1.	Name:	Nicolás Luksic Puga
	Principal Occupation:	Chief Executive Officer of Ionix S.A., Director of Quiñenco, Director of various companies
	Business Address:	Enrique Foster Sur 20, 21th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Mara Luksic Prieto
	Principal Occupation:	Student
	Business Address:	Enrique Foster Sur 20, 21th Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Eugenio Claro Grez
	Principal Occupation:	Board Member MCC
	Business Address:	El Bosque Norte 0177, 13th Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Antonia Luksic Puga
	Principal Occupation:	Industrial Designer and Entrepreneur
	Business Address:	Enrique Foster Sur 20, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Lawyer, Partner of Carvallo, Bizzarri & García
	Business Address:	Avenida Nueva Costanera 4229, of. 206
Santiago, Chile
	Citizenship:	Chilean

6.	Name:	Davor Domitrovic Grubisic
	Principal Occupation:	Chief Attorney of Quiñenco
	Business Address:	Enrique Foster Sur 20, 15th Floor
Santiago, Chile
	Citizenship:	Chilean

7.	Name:	Gloria Vergara Figueroa
	Principal Occupation:	Chief Executive Officer
	Business Address:	Enrique Foster Sur 20, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

A-15-1

Schedule A-16

Directors and General Manager of Inversiones Orengo S.A.

Directors:

1.	Name:	María Paola Luksic Fontbona
	Principal Occupation:	Entrepreneur
	Business Address:	Apoquindo 4001, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Andrónico Luksic Lederer
	Principal Occupation:	Vice Chairman of Inversiones Consolidadas Limitada; Corporate Manager, International Development, Antofagasta Minerals S.A.; Director of Quiñenco
	Business Address:	Apoquindo 4001, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Maximiliano Luksic Lederer
	Principal Occupation:	CEO 13 Television channel
	Business Address:	Ines Matte Urrejola 0848
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	José Miguel Infante Lira
	Principal Occupation:	Lawyer, Partner of Infante, Valenzuela, Molina Abogados
	Business Address:	Av. Apoquindo 3885, 6th Floor
Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Lukas Yaksic Rojas
	Principal Occupation:	Business Administrator for the Quiñenco Group
	Business Address:	Apoquindo 4001, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

General Manager:

1.	Name:	Lukas Yaksic Rojas
	Principal Occupation:	Business Administrator for the Quiñenco Group
	Business Address:	Apoquindo 4001, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

A-16-1

Schedule A-17

Authorized Signatories of Inversiones Alaska Limitada

1.	Name:	Rodrigo Terré Fontbona
	Principal Occupation:	Chairman of Inversiones Consolidadas Limitada, Director of various companies
	Business Address:	Enrique Foster Sur 20, 18th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Lawyer, Partner of Carvallo, Bizzarri & García
	Business Address:	Av. Nueva Costanera 4229, of. 206
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Rodrigo Swett Brown
	Principal Occupation:	General Manager of Inversiones Consolidadas Limitada
	Business Address:	Enrique Foster Sur 20, 18th Floor
Santiago, Chile
	Citizenship:	Chilean

A-17-1

Schedule A-18

Members of the Foundation Council of the Emian Foundation

1.	Name:	Dr. Thomas Friedrich Müller
	Principal Occupation:	Lawyer
	Business Address:	Osterreich, 9497 Triesenberg , Liechtenstein
	Citizenship:	Austrian

2.	Name:	Juricon Treuhand Anstalt
	Principal Occupation:	Licensed trust company in Liechtenstein
	Business Address:	Landstrasse 39
9490 Vaduz, Liechtenstein

A-18-1

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: March 1, 2021

INVERSIONES Y RENTAS S.A.
INVERSIONES IRSA LIMITADA

	By:	/s/ Alessandro Bizzarri Carvallo
Name:	Alessandro Bizzarri Carvallo
Title:	Attorney-in-fact

By:	/s/ Francisco Pérez Mackenna
Name:	Francisco Pérez Mackenna
Title:	Attorney-in-fact

QUIÑENCO S.A.

By:	/s/ Francisco Pérez Mackenna
Name:	Francisco Pérez Mackenna
Title:	Chief Executive Officer

LUKSBURG FOUNDATION

By:	/s/ Andrónico Luksic Craig
Name:	Andrónico Luksic Craig
Title:	Member of Foundation counsel

By:	/s/ Jean-Paul Luksic Fontbona
Name:	Jean-Paul Luksic Fontbona
Title:	Member of Foundation counsel

INVERSIONES ORENGO S.A.

By:	/s/ Andrónico Luksic Craig
Name:	Andrónico Luksic Craig
Title:	Attorney-in-fact

By:	/s/ Jean-Paul Luksic Fontbona
Name:	Jean-Paul Luksic Fontbona
Title:	Attorney-in-fact

DOLBERG FINANCE CORPORATION ESTABLISHMENT
LANZVILLE INVESTMENTS ESTABLISHMENT
RUANA COPPER CORPORATION ESTABLISHMENT
ANDSBERG LTDA.
ANDSBERG INVERSIONES LTD.

By:	/s/ Gonzalo Molina Ariztía
Name:	Gonzalo Molina Ariztía
Title:	Attorney-in-fact

ANDSBERG INVERSIONES SpA.

By:	/s/ Andronico Luksic Lederer
Name:	Andronico Luksic Lederer
Title:	Authorized signatory

By:	/s/ Maximiliano Luksic Lederer
Name:	Maximiliano Luksic Lederer
Title:	Authorized signatory

HEINEKEN N.V.

By:	/s/ Ernst Willem Arnold van de Weert
Name:	Ernst Willem Arnold van de Weert
Title:	Attorney-in-fact

By:	/s/ Guido de Boer
Name:	Guido de Boer
Title:	Attorney-in-fact

ANDRÓNICO LUKSIC CRAIG
ANDRÓNICO LUKSIC LEDERER
DAVOR LUKSIC LEDERER
MAXIMILIANO LUKSIC LEDERER
DAX LUKSIC LEDERER
INVERSIONES ALASKA LTDA.
FERNANDA LUKSIC LEDERER

By:	/s/ Rodrigo Terré Fontbona
Name:	Rodrigo Terré Fontbona
Title:	Attorney-in-fact

INVERSIONES CONSOLIDADAS LTDA.

By:	/s/ Rodrigo Swett Brown
Name:	Rodrigo Swett Brown
Title:	Chief Executive Officer

INVERSIONES SALTA S.p.A.

By:	/s/ Rodrigo Terré Fontbona
Name:	Rodrigo Terré Fontbona
Title:	Chief Executive Officer

EMIAN FOUNDATION
NICOLÁS LUKSIC PUGA
ANTONIA LUKSIC PUGA
ISIDORA LUKSIC PRIETO
MARA LUKSIC PRIETO
ELISA LUKSIC PRIETO

By:	/s/ Gloria Vergara
Name:	Gloria Vergara
Title:	Attorney-in-fact

INMOBILIARIA E INVERSIONES RÍO CLARO S.A.
INVERSIONES RÍO CLARO LTDA.

By:	/s/ Gloria Vergara
Name:	Gloria Vergara
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

1
Joint Filing Agreements, together with Powers of Attorney from each of Luksburg Foundation, Dolberg Finance Corporation Establishment, Lanzville Investments Establishment, Ruana Copper Corporation Establishment, Andsberg Ltd., Andsberg Inv. Ltd., Andsberg Inversiones SpA., Nicolas Luksic Puga, Andronico Luksic Craig, Inmobiliaria e Inversiones Rio Claro S.A., Inversiones Salta S.p.A., Inversiones Consolidadas Limitada, Andronico Luksic Lederer, Davor Luksic Lederer, Maximiliano Luksic Lederer, Dax Luksic Lederer and LQ Inversiones Financieras S.A.*

2	Amended Shareholder's Agreement dated January 13, 2003 between Quiñenco and Heineken Chile.*
6
Joint Filing Agreements for each of Inversiones y Rentas S.A., Inversiones IRSA Limitada, Inmobiliaria e Inversiones Río Claro S.A., Inversiones Río Claro Ltda., Inversiones Orengo S.A., Inversiones Alaska Ltda., Nicolás Luksic Puga, Antonia Luksic Puga, Isidora Luksic Prieto, Mara Luksic Prieto, Elisa Luksic Prieto and Fernanda Luksic Lederer; and
Powers of Attorney for each of Inversiones y Rentas S.A., Inversiones IRSA Limitada, Inmobiliaria e Inversiones Río Claro S.A., Inversiones Río Claro Ltda., Inversiones Orengo S.A., Inversiones Alaska Ltda., Nicolás Luksic Puga, Antonia Luksic Puga, Isidora Luksic Prieto, Mara Luksic Prieto, Elisa Luksic Prieto and Fernanda Luksic Lederer.*

7	Loan Agreement, dated July 25, 2013, between Inversiones y Rentas S.A. and Banco del Estado de Chile.*
8	Credit Line Agreement, dated August 6, 2013, between Inversiones y Rentas S.A. and Banco de Crédito e Inversiones.*
9
Joint Filing Agreements for each of Quiñenco S.A., Heineken N.V., and the Emian Foundation; and
Powers of Attorney for Heineken N.V., the Emian Foundation, Nicolás Luksic Puga, Antonia Luksic Puga, Isidora Luksic Prieto, Mara Luksic Prieto, Elisa Luksic Prieto, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Ruana Copper Corporation Establishment, Andsberg Limited, and Andsberg Inversiones Limited.

10	Credit Facility Agreement, dated February 5, 2021, between Inversiones y Rentas S.A. and Scotiabank Chile.

* Exhibit previously filed

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned (each being one of the “Reporting Persons”) hereby agree to the joint filing of a Statement on Schedule 13D and any and all amendments thereto with respect to the common stock without nominal (par) value of Compañía Cervecerías Unidas S.A., and further agree that this Joint Filing Agreement be included as an exhibit thereto.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: March 1, 2021

QUIÑENCO S.A.

	By:	/s/ Francisco Pérez Mackenna
Name:	Francisco Pérez Mackenna
Title:	Chief Executive Officer

EMIAN FOUNDATION

By:	/s/ Gloria Vergara
Name:	Gloria Vergara
Title:	Attorney-in-fact

HEINEKEN N.V.

By:	/s/ Ernst Willem Arnold van de Weert
Name:	Ernst Willem Arnold van de Weert
Title:	Attorney-in-fact

By:	/s/ Guido de Boer
Name:	Guido de Boer
Title:	Attorney-in-fact

Power Of Attorney

The undersigned, Heineken N.V., a corporation organized under the laws of The Netherlands, whose address is Tweede Weteringplantsoen 21, 1017 ZD Amsterdam, Netherlands, does hereby appoint Ernst Willem Arnold van de Weert, whose address is Tweede Weteringplantsoen 21, 1017 ZD Amsterdam, Netherlands, and Guido de Boer, whose address is Tweede Weteringplantsoen 21, 1017 ZD Amsterdam, Netherlands, as its attorneys-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 26th day of February, 2021.

HEINEKEN N.V.

By:	/s/ Rudolf Gijsbert Servaas van den Brink
Name:	Rudolf Gijsbert Servaas van den Brink
Title:	Executive Board

By:	/s/ Laurence Marie Debroux
Name:	Laurence Marie Debroux
Title:	Executive Board

WITNESS:

/s/ Maria Anna Catherina Besseling
Name:	Maria Anna Catherina Besseling

Power Of Attorney

The undersigned, the Emian Foundation, a foundation whose address is Landstrasse 39, 9490 Vaduz, Liechtenstein, does hereby appoint Gloria Vergara Figueroa, whose address is Enrique Foster Sur 20, Floor 21, Las Condes, Santiago, Chile, as its attorney-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 19th day of February, 2021.

EMIAN FOUNDATION

By:	/s/ Thomas Müller
Name:	Dr. Thomas Müller
Title:	Member of the Foundation Council

By:	/s/ Juricon Treuhand Anstalt
Name:	Juricon Treuhand Anstalt
Title:	Member of the Foundation Council

WITNESS:

/s/ Silke Müller
Name:	Silke Müller

Power Of Attorney

The undersigned, Nicolás Luksic Puga, an individual whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, does hereby appoint Gloria Vergara Figueroa, whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, as his attorney-in-fact, for his and his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D (“Schedule 13D”) any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 18th day of February, 2021.

By:	/s/ Nicolás Luksic Puga
Name:	Nicolás Luksic Puga

WITNESS:

/s/ Gigliola Cella Garrido
Name:	Gigliola Cella Garrido

Power Of Attorney

The undersigned, Antonia Luksic Puga, an individual whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, does hereby appoint Gloria Vergara Figueroa, whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, as his attorney-in-fact, for his and his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D (“Schedule 13D”) any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 18th day of February, 2021.

By:	/s/ Antonia Luksic Puga
Name:	Antonia Luksic Puga

WITNESS:

/s/ Gigliola Cella Garrido
Name:	Gigliola Cella Garrido

Power Of Attorney

The undersigned, Isidora Luksic Prieto, an individual whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, does hereby appoint Gloria Vergara Figueroa, whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, as his attorney-in-fact, for his and his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D (“Schedule 13D”) any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 18th day of February, 2021.

By:	/s/ Isidora Luksic Prieto
Name:	Isidora Luksic Prieto

WITNESS:

/s/ Gigliola Cella Garrido
Name:	Gigliola Cella Garrido

Power Of Attorney

The undersigned, Mara Luksic Prieto, an individual whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, does hereby appoint Gloria Vergara Figueroa, whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, as his attorney-in-fact, for his and his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D (“Schedule 13D”) any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 18th day of February, 2021.

By:	/s/ Mara Luksic Prieto
Name:	Mara Luksic Prieto

WITNESS:

/s/ Gigliola Cella Garrido
Name:	Gigliola Cella Garrido

Power Of Attorney

The undersigned, Elisa Luksic Prieto, an individual whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, does hereby appoint Gloria Vergara Figueroa, whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, as his attorney-in-fact, for his and his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D (“Schedule 13D”) any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 18th day of February, 2021.

By:	/s/ Elisa Luksic Prieto
Name:	Elisa Luksic Prieto

WITNESS:

/s/ Gigliola Cella Garrido
Name:	Gigliola Cella Garrido

Power Of Attorney

The undersigned, the Lanzville Investments Establishment, a corporation whose address is Heiligkreuz 6, 9490 Vaduz, Liechtenstein, does hereby appoint Gonzalo Molina Ariztía, whose address is Apoquindo 3885, 6 floor, Las Condes, Santiago, Chile, as its attorney-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 25th day of February, 2021.

LANZVILLE INVESTMENTS ESTABLISHMENT

By:	/s/ Davor Luksic Lederer
Name:	Davor Luksic Lederer
Title:	Director

By:	PERCURO Trust Establishment
Title:	Director
By:	/s/ Dr. Daniel Damjanovic
Name:	Dr. Daniel Damjanovic
Title:	Director of PERCURO Trust Establishment

WITNESS:
/s/ Jaqueline Gratzer
Name:	Jaqueline Gratzer

Power Of Attorney

The undersigned, the Dolberg Finance Corporation Establishment, a corporation whose address is Heiligkreuz 6, 9490 Vaduz, Liechtenstein, does hereby appoint Gonzalo Molina Ariztía, whose address is Apoquindo 3885, 6 floor, Las Condes, Santiago, Chile, as its attorney-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 25th day of February, 2021.

DOLBERG FINANCE CORPORATION ESTABLISHMENT

By:	/s/ Davor Luksic Lederer
Name:	Davor Luksic Lederer
Title:	Director
By:	PERCURO Trust Establishment
Title:	Director
By:	/s/ Dr. Daniel Damjanovic
Name:	Dr. Daniel Damjanovic
Title:	Director of PERCURO Trust Establishment

WITNESS:

/s/ Jaqueline Gratzer
Name:	Jaqueline Gratzer

Power Of Attorney

The undersigned, the Ruana Copper Corporation Establishment, a corporation whose address is Heiligkreuz 6, 9490 Vaduz, Liechtenstein, does hereby appoint Gonzalo Molina Ariztía, whose address is Apoquindo 3885, 6 floor, Las Condes, Santiago, Chile, as its attorney-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 25th day of February, 2021.

RUANA COPPER CORPORATION ESTABLISHMENT

By:	/s/ Davor Luksic Lederer
Name:	Davor Luksic Lederer
Title:	Director

By:	PERCURO Trust Establishment
Title:	Director
By:	/s/ Dr. Daniel Damjanovic
Name:	Dr. Daniel Damjanovic
Title:	Director of PERCURO Trust Establishment

WITNESS:

/s/ Jaqueline Gratzer
Name:	Jaqueline Gratzer

Power Of Attorney

The undersigned, the Andsberg Limited, a corporation whose address is IFC 5, St. Helier, JE1 1 ST, Jersey does hereby appoint Gonzalo Molina Ariztía, whose address is Apoquindo 3885, 6 floor, Las Condes, Santiago, Chile, as its attorney-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 25th day of February, 2021.

ANDSBERG LIMITED

By:	/s/ Davor Luksic Lederer
Name:	Davor Luksic Lederer
Title:	Director

By:	/s/ Johannes Michael Burger
Name:	Dr. Johannes Michael Burger
Title:	Director

WITNESS:

/s/ Jaqueline Gratzer
Name:	Jaqueline Gratzer

Power Of Attorney

The undersigned, the Andsberg Inversiones Limited, a corporation whose address is IFC 5, St. Helier, JE1 1 ST, Jersey does hereby appoint Gonzalo Molina Ariztía, whose address is Apoquindo 3885, 6 floor, Las Condes, Santiago, Chile, as its attorney-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compañía Cervecerías Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 25th day of February, 2021.

ANDSBERG INVERSIONES LIMITED

By:	/s/ Davor Luksic Lederer
Name:	Davor Luksic Lederer
Title:	Director

By:	/s/ Johannes Michael Burger
Name:	Dr. Johannes Michael Burger
Title:	Director

WITNESS:

/s/ Jaqueline Gratzer
Name:	Jaqueline Gratzer